Exhibit 99

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL TO SELL ITS CONSUMER PRODUCTS GROUP BUSINESS TO
RANK GROUP LIMITED FOR $950 MILLION

•	Divestiture Consistent With Honeywell’s Focus On High Growth, Global Technologies
•	Transaction Expected To Close Third Quarter 2011; No Impact To 2011 EPS Guidance
•	Sale Proceeds And Anticipated Gain Expected To Be Reinvested To Offset Ongoing Dilution

          MORRIS TOWNSHIP, N.J., January 28, 2011 – Honeywell (NYSE: HON) today announced that Rank Group, a private investment company, will acquire its automotive Consumer Products Group (CPG) business in a cash transaction valued at approximately $950 million. The transaction is subject to regulatory approval and customary closing conditions and is expected to close in the third quarter of 2011. Upon regulatory approval, the company expects to account for CPG as Discontinued Operations. The company’s 2011 EPS guidance excludes the anticipated book gain on the sale of CPG, which it expects to utilize for repositioning and other actions. The benefits of these actions, together with the deployment of divestiture proceeds, are expected to more than offset lost CPG earnings beyond 2011.

          The CPG business, which is headquartered in Danbury, CT and has more than 2,000 employees, includes four leading consumer automotive brands: FRAM® filters, Prestone® antifreeze, Autolite® spark plugs, and Holts® car care products. Currently reported within Honeywell’s Transportation Systems segment, the CPG business had 2010 sales of approximately $1 billion. Following the divestiture of CPG, Transportation Systems, which includes Honeywell’s global turbocharger and braking businesses, will continue to operate as one of Honeywell’s reported business segments.

          Rank Group is a New Zealand-based private company which invests across a variety of industries and aims to build and grow leading global businesses, including Reynolds Group Holdings, one of the largest packaging companies in the world.

          Dave Cote, Chairman and Chief Executive Officer of Honeywell, said “We are pleased to announce the sale of CPG to Rank Group. While CPG is a good business, it doesn’t fit with our portfolio of differentiated, global technologies. We are confident that Rank Group, with its proven track record of investing in and building established franchises, will be a good home for CPG’s

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Consumer Products Group Divestiture - 2

consumer brands, customers, and employees. We’re committed to our Transportation Systems segment and are confident in our leading technology position in the global turbocharger business, aligned with the favorable macro trends of increased fuel economy and lower emission requirements around the world. Smart deployment of CPG sale proceeds, combined with the strong growth outlook for Transportation Systems, will deliver terrific long-term value to our customers and shareholders.”

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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